Exhibit 99.1

FINANCIAL PARTNERS LLC
265 Davidson Avenue, Suite 210, Somerset, NJ 08873-4120 PHONE 908-231-1000 FAX 908-231-6894	www.cfopartners.com

November 5, 2021

Allen Capsuto, Director and Audit Committee Chair

ALFI, Inc.

429 Lenox Avenue #547

Miami Beach, Florida 33139

Re: Letter of Understanding for Accounting and Consulting Services

Dear Allen:

We appreciate the time that you, Vincent and Allen have spent discussing with Louis Almerini and me the outsourced temporary CFO position for ALFI, Inc., ("Company"). We at CFO Financial Partners, LLC ("CFO Partners") have a genuine interest in working with the Company to help plan and work to achieve its goals and future objectives. To accomplish these objectives, you need, as part of your team, financial professionals who understand your vision for growth, industry, and the people who are a part of it. CFO Partners is prepared to make an investment of time in your company's future success.

CFO Partners will bring to your business the following:

•	An understanding of the issues important to the Company, including operating efficiency, financing, business strategies, and the need for formalized growth strategies.
•	The understanding of the need to keep the focus, while employing a sense of flexibility and creativity in providing advice for all business decisions.
•	Services, including SEC public company reporting (preparation of Q's, K's, MD+A, etc.), merger and acquisition consulting and support.
•	Personalized, responsive and proactive service (both on-site and off-site). While offering the highest level of service and expertise, you will receive cohesive and cost-efficient client service.
•	A close, one-on-one client relationship, ensuring progressive, value-added service to the Company.

Attachment A provides more information about RRBB (Parent Co.) and CFO Partners and their clients. Based on our discussions, we are confident we can provide you with the accounting and consulting services that you require.

SERVICES TO BE RENDERED

We will perform an outsourced Chief Financial Officer service to the management of the Company. Louis Almerini will lead our team as your point person and responsible for this engagement as your outsourced CFO. The following outlines the professional services to be rendered.

•	Supervision of the staff responsible for the day-to-day maintenance of the Company's financial books and records.
•	Consultation and advice regarding accounting matters, accounting procedures, and internal controls.
•	Preparation of SEC Q's, K's, MD+A, etc.

ALFI, Inc.

November 5, 2021

•	Ultimate responsibility for preparation and review of monthly financial reports and analysis for management, including P&L and cash flow, comparison of actual and forecast results to budget, and review and analysis of revenue details, revenue pipeline, payroll details, and expenses.
•	Assist the Company's management in developing and managing financial budgets and forecasts.
•	Participation in periodic meetings of the Board of Directors, including review with the board of the Company's financial results and forecast.
•	Coordination of the annual audit, including GAAP financial statement and footnote preparation and serving as the primary point of contact for the Company's auditors.
•	Work with management regarding capitalization of the Company, including reviewing financial records of equity ownership and ensuring the Company maintains sufficient capital to meet its financial goals.

The Company recognizes and confirms that in providing the services under this Letter of Understanding, we will be using and relying upon data, material and other information furnished by the Company's management, its employees and representatives. The Company hereby agrees and represents that all information furnished in connection with this engagement, to the extent of its knowledge, shall be accurate and complete in all material respects at the time furnished unless we are otherwise notified by the Company.

The Company further agrees that it will promptly notify us of any subsequent material change affecting the accuracy or completeness of such information. All information concerning the Company so furnished that is not publicly available will be treated in strict confidence and will not be revealed unless legally compelled. The Company recognizes and confirms that we assume no responsibility for the accuracy and completeness of such information and shall not be required to make an independent verification of such information.

Because of the importance of oral and written management representations, the Company releases and indemnifies CFO Partners from any and all claims, liabilities, costs, and expenses attributable to any knowing misrepresentations by management.

In no event shall CFO Partners be liable to the Company, whether a claim be in tort, contract or otherwise, for any consequential, indirect, lost profit or similar damages relating to services provided under this letter of understanding, except to the extent finally determined to have resulted from the willful misconduct or fraudulent behavior relating to such services. The company agrees to maintain reasonable officer liability insurance coverage to cover CFO.

TERM

The terms of this engagement under this Letter of Understanding shall extend on a month-to-month continual basis from the date hereof or for any renewal term hereof agreed by the parties. Either party may terminate this engagement at any time without cause by providing at least thirty (30) business days' prior written notice of such termination.

FEES FOR PROFESSIONAL SERVICES

In consideration of CFO Partners providing the above-referenced services, the company agrees to a fixed monthly fee of $15,000.

We agree that at all times the above-mentioned work shall be rendered by personnel whose experience and expertise are commensurate with the services to be provided.

Invoices will be posted to the Company at the beginning of each month and are due upon receipt.

ALFI, Inc.

November 5, 2021

Company will also reimburse CFO Partners for reasonable travel and other expenses its personnel may incur to travel, including travel to its offices when required. CFO Partners personnel agree to minimize travel expenses by working remotely whenever it is practical and effective to do so.

NEW JERSEY LAW TO GOVERN

This agreement shall be governed by the laws of the state of New Jersey and may not be amended or modified except as agreed upon in writing by both parties.

All rights and obligations hereunder shall be binding upon and insure to the benefit of each party's successors, but may not be assigned without the prior written consent of the parties.

CFO Partners shall be pleased to discuss the terms of this letter with you at any time.

If the foregoing is in accordance with your understanding, please sign in the space provided and return it to us. Please keep a copy for your records.

Again, CFO Partners looks forward to working with you and your team.

Very truly yours,

RRBB/CFO FINANCIAL PARTNERS, LLC

/s/ Brian F. Zucker, CPA
Brian F. Zucker, CPA
Member of the Firm

Acknowledged and Accepted:

By:	/s/ Peter Bordes	Title:	CEO
Date:	November 8, 2021